EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of common stock, par value $0.0001 per share, of Radius Health, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1).  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  September 26, 2012

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Frank Ertl
	Name:	Frank Ertl
	Title:	Managing Director, Chief Financial Officer, and Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Barbara A. Lane
	Name:	Barbara A. Lane
	Title:	Attorney-in-Fact

GENERAL ELECTRIC COMPANY

By:	/s/ Barbara A. Lane
	Name:	Barbara A. Lane
	Title:	Attorney-in-Fact